Exhibit 99.1

NEWS RELEASE

MDU Resources Group receives final regulatory approval for Cascade Natural Gas merger

BISMARCK, N.D. — June 28, 2007 — MDU Resources Group, Inc. (NYSE: MDU) and Cascade Natural Gas Corp. (NYSE: CGC) announced today that the final regulatory approval for MDU Resources’ acquisition of Cascade has been received. It is anticipated that the merger will close in early July.

Regulatory approval was received from the Washington Utilities and Transportation Commission late Wednesday. Prior approval was received from the Oregon Public Utility Commission, the North Dakota Public Service Commission and the Minnesota Public Utilities Commission.

“We are pleased to have all the necessary approvals in place,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “With only a few details left to finalize, we are confident the merger will close in early July.”

The merger is for cash consideration of $26.50 per share. The total value of the transaction, including the assumption of certain indebtedness, is approximately $475 million.

Cascade was founded in 1953 and employs nearly 380 people. The merger was originally announced on July 9, 2006.

Cascade joins Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. as a third utility business within MDU Resources. Montana-Dakota and Great Plains serve more than 250,000 natural gas customers and 120,000 electric customers in five Upper Midwest states. Cascade serves 246,000 customers in 93 communities — 65 of which are in Washington and 28 in Oregon. Cascade’s service areas are concentrated in western and south central Washington and south central and eastern Oregon.

The information in this release includes forward-looking statements, including statements regarding the expected timing of the closing of the transaction, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to satisfy closing conditions. For a discussion of other important factors that could cause actual results to differ, refer to Item 1A — Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and mining, construction services, electric and natural gas utilities, and independent power production. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Cascade Natural Gas Corporation is incorporated in the state of Washington as a natural gas distribution company serving parts of Washington outside the Seattle-Tacoma area, as well as central and eastern Oregon. The area served has a population of approximately 1 million who reside in various communities and work in a wide diversity of industries. The company has a mix of residential, commercial and large industrial customers. For more information about Cascade, see the company’s Web site at www.cngc.com.

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Contacts:

For financial inquiries, contact:

Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003

Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

For media inquiries, contact:

Mark Hanson, public relations representative, (701) 530-1093

Cascade Natural Gas Corp. contact:

David W. Stevens, president and chief executive officer, (206) 381-6703